Exhibit 10.1(f)
FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT
THIS FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Fifth Amendment”) is made as of the      22      day of      October      2018, effective as of April 15, 2019 (the “Effective Date”), by and between ALPHA 4, L.P., a Pennsylvania limited partnership, having an address at 6019 Grafton Street, Pittsburgh, Pennsylvania 15206 (“Landlord”), and DUOLINGO, INC., a Delaware corporation, having an address at 5533 Walnut Street, Pittsburgh, Pennsylvania 15232 (“Tenant”). For the purpose of this Fifth Amendment, Landlord and Tenant are sometimes individually referred to as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated on or about November 18, 2015 (the “Lease”), pursuant to which Landlord agreed to lease to Tenant, and Tenant agreed to Lease from Landlord, approximately 17,649 square feet of combined retail and office space situate in the two (2) story building located at 5900 Penn Avenue, Pittsburgh, Pennsylvania 15206 (the “Building”), comprised of approximately 15,989 rentable square feet on tine second floor of the Building and 1,660 useable square feet in the Basement of the Building (as more particularly defined in the Lease, the “Premises”). Certain terms and conditions of the Lease are set forth in and/or modified by that certain Tenant Addendum attached thereto at Exhibit B (the “Tenant Addendum”); and
WHEREAS, Landlord delivered, and Tenant accepted possession of the Premises on April 8, 2016 (the “Delivery Date”), pursuant to that certain Office Lease Acceptance Agreement dated April 7, 2016 from Tenant to Landlord (the “Acceptance Agreement”); and
WHEREAS, the Lease was amended pursuant to that certain Amendment to Office Lease dated June 16, 2016 between Landlord and Tenant (the “First Amendment”), pursuant to which, among other things, the Parties memorialized an increase in the total square footage to be 17,801 total rentable square feet, with 16,141 rentable square feet on the second floor of the Building and 1,660 useable square feet in the Basement of the Building in accordance with a corresponding modification to Tenant’s construction plans and specifications (such premises are referred to herein as the “Original Premises”); and
WHEREAS, the Lease was further amended pursuant to that certain Second Amendment to Office Lease dated October 16, 2017 between Landlord and Tenant (the “Second Amendment”), pursuant to which, among other things, the Parties memorialized an additional 4,000 square feet increase in the total rentable square footage of the Premises (the “First Expansion Space”) in connection with Tenant’s election to exercise its option, pursuant to Paragraph 5 of the Tenant Addendum; and
WHEREAS, the Lease was further amended pursuant to that certain Third Amendment to Office Lease dated December 31, 2017 between Landlord and Tenant (the “Third Amendment”), pursuant to which, among other things, the Parties memorialized the Expansion

Premises Delivery Date (as defined in the Second Amendment) and Base Rent as of such Expansion Premises Delivery Date.
WHEREAS, the Lease was further amended pursuant to that certain Fourth Amendment to Office Lease dated August 10, 2018, between Landlord and Tenant (the “Fourth Amendment”), pursuant to which, among other things, the Tenant elected to exercise its “Expansion Option” pursuant to the “Tenant Addendum”(attached to the Lease as Exhibit B) and the Parties memorialized the modification of all references contained in the Lease as to square footage to be 26,238 square feet; restated “Tenant Allowance” as set forth in Section 1.1 of the Lease to be $35.00 per rentable sq. ft. of the Building and affirmed that Tenant shall be solely responsible for the cost of all Tenant’s Work and improvements to the Premises in excess of such amount; acknowledged that a portion of Tenant’s Work for the interior build-out of the Second Expansion Premises (as defined in the Third Amendment) was completed prior to the Effective Date in connection with the interior build out of the First Expansion Premises; acknowledged that invoices for work performed for the same may be used by Tenant to support request for payment of Tenant Allowance in connection with the Second Expansion Premises; restated the definition of “Base Rent” set forth in Section 1.1 of the Lease; restated the definition of “Tenant’s Proportionate Share” set forth in Section 1.1 of the Lease; and amended the “Tenant Addendum” (attached to the Fourth Amendment as Exhibit B) as to “Extension Options” and “Right of First Refusal.”
As used hereinafter, the term “Lease” refers to the Lease as modified and/or amended by the Tenant Addendum, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and as further modified pursuant to this Fifth Amendment.
WHEREAS, Landlord and Tenant now desire to amend and modify the terms and conditions of the Lease to account for the Tenant’s desire to lease an additional 12,750 sq. ft. (at and effective rate of $22.50 per rentable sq. ft.) located upon the first story of the Building, in accordance with the terms and conditions of this Fifth Amendment.
NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements set forth herein, and for other good and adequate consideration, the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:
1.Recitals: Definitions. The foregoing recitals are adopted by reference and made of part of this Fifth Amendment as though fully restated herein. Capitalized terms not otherwise defined in this Fifth Amendment shall have the meaning(s) as defined in the Lease (as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment).
2.Modification of Lease. Landlord and Tenant hereby modify the Lease by replacing and substituting any and all references contained in the Lease as to the square footage (and/or approximate square footage) of the Premises (formerly 26,238 square feet, comprised of 23,823 rentable square feet on the second floor of the Building, 755 square feet on the first floor of the Building and 1,660 useable square feet in the Basement of the Building) with the following:
“38,988 square feet, comprised of 23,823 rentable square feet on the second floor of the Building, 1,660 useable square feet in the Basement of the Building, and 13,505 square feet in the first floor of the Building”.
For purposes of clarity and avoidance of doubt, “38,988” shall replace “26,238” in Section 1.1 (Premises) of the Lease, and “37,328” shall replace “24,578” in Section 1.1 (Premises Rentable Area), Section 1.1 (Base Rent), and Section 1.1 (Tenant’s Proportionate Share) of the Lease.
For additional purposes of clarity and avoidance of doubt, the aforementioned additional 12,750 square feet will neither be applied to nor amend “Tenant Allowance” as defined in Section 1.1 of the Lease.
3.Amendment to Lease. The Lease is hereby amended as follows:
a.Exhibit A-2. Landlord and Tenant agree that Exhibit A-2 to the Lease (Premises Floor Plan) is hereby deleted in its entirety and is replaced and substituted in its stead with Exhibit A-3 attached hereto and incorporated herein. As of the Effective Date, any and all references to Exhibit A, Exhibit A-l or Exhibit A-2 in the Lease shall mean and refer to Exhibit A-3 attached hereto.
b.Exhibit F-2. Landlord and Tenant agree that Exhibit F-2 to the Lease (Rentable Square Foot Calculations) is hereby deleted in its entirety and is replaced and substituted in its stead with Exhibit F-2 attached hereto and incorporated herein. As of the Effective Date, any and all references to Exhibit F, Exhibit F-l or Exhibit F-2 in the Lease shall mean and refer to Exhibit F-2 attached hereto.
c.First Floor: Landlord and Tenant agree that Tenant will lease an additional approximate 12,750 sq. ft. of rentable space located upon the first story of the Building (“Building” as defined in Section 1.1 of the Lease). The approximate 12,750 sq. ft. will hereinafter be referred to as the “First Floor Expansion.”
d.Tenant Allowance. Landlord and Tenant agree that the definition of “Tenant Allowance” set forth in Section 1.1 of the Lease shall not apply to the First Floor Expansion and, indeed, the Tenant is not entitled to receive a Tenant Allowance for the First Floor Expansion.
e.Initial Term. Landlord and Tenant agree that the definition of “Initial Term” set forth in Section 1.1. of the Lease is amended, and, effective as of the Commencement Date (below), is amended and restated to mean “One Hundred and Twenty (120) complete calendar months following the Commencement Date.”
f.Base Rent. Landlord and Tenant agree that the definition of “Base Rent” set forth in Section 1.1 of the Lease (and as previously modified and/or amended by the

First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment) is amended and, effective as of the Commencement Date (below), restated as follows:
Base Rent: (Based on 37,328 sq. ft.)

Period	Base Rent
Initial Term	Annual Rent	Monthly Installment
Years 1-2	$925,903.00	$77,158.58
Year 3	$944,421.06	$78,701.76
Year 4	$963,309.48	$80,275.79
Year 5	$982,575.67	$81,881.31
Year 6	$1,002,227.18	$83,518.93
Year 7	$1,022,271.73	$85,189.31
Year 8	$1,042,717.16	$86,893.10
Year 9	$1,063,571.51	$88,630.96
Year 10	$1,084,842.94	$90,403.58
g.Extension Options. Landlord and Tenant agree that Tenant’s “Extension Option” set forth in Section 1.1 of the Lease (and as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment) is hereby deleted in its entirety.
h.First Floor Mezzanine. Landlord and Tenant agree that during the Initial Term of the Lease, Tenant shall also be entitled to utilize the 4,125 sq. ft. “Mezzanine” space and that no additional Base Rent will be charged for Tenant’s use of such “Mezzanine” space during the Initial Term.
i.Commencement Date: The Commencement Date shall be, and Base Rent, as amended by Section 3(f) herein, shall commence, ninety (90) days from the completion of “Landlord Work” (defined below). Notwithstanding the foregoing, and for purposes of clarity and avoidance of doubt, until the Commencement Date the Tenant understands and agrees that Tenant shall be responsible and obligated for paying to Landlord all rent and other charges that would otherwise be due and payable under the Lease prior to the execution of this Amendment, whereby upon such Commencement Date the Base Rent set forth herein shall be in full force and effect and supersede all previously agreed upon charges for base rent.
j.Delivery Date. Landlord and Tenant agree that the anticipated Delivery Date of the First Floor Expansion shall be April 15, 2019, pending timely completion of “Landlord Work” (defined below). In no event will the Delivery Date be later than July 15, 2019, unless mutually agreed upon by the Parties or under a force majeure delay (as set forth in Section 1.1 of the Lease). On the Delivery Date the Tenant shall execute an Acceptance Agreement in form and substance satisfactory to Landlord acknowledging delivery and acceptance of the First Floor Expansion and completion of Landlord Work in connection therewith (subject to any punch-list items expressly set forth in such Acceptance Agreement). Subject to Section 16.5 of the Lease, if the Delivery Date has not occurred by June 15, 2019 for any reason, and so long as it has not occurred, Tenant may, in Tenant’s sole discretion, and in addition to and not in lieu of all other remedies, terminate this Fifth Amendment, and the Lease shall continue as if this Fifth Amendment were not entered into.
k.Tenant’s Proportionate Share. Landlord and Tenant agree that the first sentence in the definition of “Tenant’s Proportionate Share” set forth in Section 1.1 of the Lease is hereby deleted in its entirety and is amended and restated as follows:
“Tenant’s Proportionate Share: 78.66% (37,328 sq. ft./48,067 sq. ft.)”
For purposes of clarity and avoidance of doubt the remainder of the definition of Tenant’s Proportionate Share as set forth in Section 1.1 (excluding the first sentence restated above) shall remain in full force and effect.
l.Landlord Work. Landlord and Tenant Agree that, prior to Delivery Date, Landlord will complete the “Landlord Work” as defined at Exhibit H, attached hereto and incorporated herein.
m.Mural. Landlord and Tenant Agree that Tenant may install a mural on the exterior of the Building (the “Mural”), subject to the following conditions and limitations:
i.The Mural shall be limited by and constrained to the specified location, as shown on Elevation Diagram, attached hereto as Exhibit I.
ii.Tenant must secure prior and express written approval of Landlord prior to beginning work on the Mural, which consent shall not be unreasonably withheld, conditioned or delayed.
iii.Prior to starting any work on the Mural, Tenant must present a proposal to and receive approval from East Liberty Development, Inc. (“ELDI”), The Baum Centre Initiative and The City of Pittsburgh (to the extent required), and any other applicable governmental or quasi-governmental body whose approval must be obtained, (it being understood that none of the above are third party beneficiaries hereof).
iv.Prior to starting any work on the Mural, Tenant must provide Landlord with a signed agreement and/or waiver with the Mural Artist acknowledging that the Mural is the property of the Landlord and that Artist (and Tenant) waive any and all rights related to Federal and State law(s) or statute(s) protecting the Mural in any manner, including, but not limited to, ownership thereof.

v.The agreement/waiver referenced in (iv) above shall be recorded at the Allegheny County Recorder of Deeds and/or any other appropriate recording jurisdiction, with such agreement/waiver recognizing that Landlord’s ownership of the Mural shall run with the land and the title of the Property.
vi.Landlord shall not change, amend or modify the Mural without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
n.Termination Option:
i.Landlord and Tenant agree that Tenant’s “Termination Option” set forth in Paragraph 4 of the Tenant Addendum (Exhibit B to the Lease) is hereby deleted in its entirety and is amended, and any Termination Option on the part of Tenant is superseded by and restated, as follows:
“Landlord and Tenant agree that Tenant may terminate the Lease (the “Termination Option”) starting January 15, 2021, upon not less than twelve-month’s prior written notice to Landlord (effective date of such termination being January 15, 2022).
After January 15, 2022, Tenant has the ongoing right to terminate the Lease upon no less than twelve-month’s prior written notice to Landlord. However, Tenant may only exercise this right of termination every six months or said right to terminate is forfeited until the next applicable six month period of time. By way of illustration, if Tenant does not provide a twelve-month notice of its intent to terminate on or before January 15, 2022 (such termination being effective January 15, 2023), Tenant may not provide a twelve-month notice on or before June 15, 2022 (such termination being effective June 15, 2023). If Tenant does not provide a twelve-month notice of its intent to terminate on or before June 15, 2022, it may not provide another twelve-month notice of its intent to terminate until on or before January 15, 2023 with an effective date of January 15, 2024. The Termination Option may be exercised by Tenant one time, and one time only, for (1) all the Premises, or (2) the First Floor Expansion and/or the Second Expansion Premises (as defined in the Fourth Amendment). If the Termination Option is exercised, then effective as of the termination date, the Lease shall terminate as to the specified portion of the Premises on such date as if it were the last day of the Initial Term.
Such notice to terminate shall be via certified mail, return receipt requested.”

In the event Tenant’s timely exercises the Termination Option for a portion of the Premises, the definition of “Base Rent” set forth in Section 1.1 of the Lease for the remaining Premises shall be amended and redefined according to the appropriate schedule attached hereto as Exhibit K.
o.Letter of Intent as to DuoLingo Café. Landlord will provide to Tenant a proposal and attempt to negotiate a letter of intent to lease potential additional space to Tenant for the establishment of a DuoLingo Café concept. Landlord agrees to keep Tenant updated as to potential third-party interest in any such space prior to Landlord executing a lease regarding the same. Further, so long as Landlord has space on the first floor of the Building available (space on the floor that has not been rented) and so long as Landlord is not in discussions with or has identified for potential negotiations other prospective third party tenants for such available space, Tenant shall have the ability to lease such space for the remainder of the Initial Term on the terms identified on Exhibit J hereto. Notwithstanding the foregoing, Tenant recognizes and agrees that Landlord is under no obligation to lease any additional space to Tenant for DuoLingo Café or otherwise and Landlord reserves the right in its sole discretion to lease the remaining space in the Building to any third parties on such terms and conditions as the Landlord deems appropriate. For purposes of clarity and avoidance of doubt the Landlord’s only obligation to Tenant under this Section is to generally keep Tenant apprised of leasing activity and in the event Landlord desires to lease additional space to Tenant, to do so under the terms identified on Exhibit J.
p.No Change to Base Year. The “Base Year” as set forth in Section 1.1 of the Lease (and as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment) shall remain in full force and effect.
q.Cleaning Expenses. Landlord and Tenant Agree that Tenant shall take over and be responsible for cleaning of the restrooms, lobby and stairwells from November 1, 2018 until the end of the Lease term.
r.Voice Activation Device. Landlord and Tenant agree that Landlord shall not pay for a “voice activation device” unless the same is required by local ordinance or building code.
s.Loading Dock and Trash Collection Area: Landlord and Tenant agree that Landlord will, at Landlord’s cost and expense, redesign the loading dock area and provide a trash collection area exclusive to Tenant within sixty (60) days after the Effective Date, in accordance with plans approved by Tenant.

t.Real Estate Taxes. Section 5.2(b) of the Lease is amended and restated in full as follows:
“Landlord may institute proceedings to reduce the assessed valuation of the Property or a portion thereof and, if Landlord fails to do so, Tenant may do so at Tenant’s discretion, upon written notice to Landlord, whereby Landlord may then elect at Landlord’s sole discretion to institute or substitute for Tenant in such proceedings or permit Tenant to continue with the proceedings. Landlord shall provide Tenant with a copy of any notices regarding assessments promptly upon receipt of same. Each party shall cooperate with the other in any such proceeding. If Landlord receives a refund of Taxes for any Comparison Year and provided that no Event of Default has occurred and is continuing, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the assessed valuation of the Property or any portion thereof. If Tenant initiates any such action, and the assessed valuation of the Building is reduced, Tenant’s expenses incurred in reducing such Taxes shall be borne by Landlord, but any and all Tenant expenses to be borne by Landlord are capped at the actual reduction in Taxes on an annual basis. The benefit of any exemption or abatement relating to all or any part of the Property shall accrue to the benefit of Landlord, except that, if and to the extent that any Tax exemption or abatement is applicable to the Property or any portion thereof in the Base Year, then the Taxes shall be deemed to be “grossed up” to the amount of Taxes the Landlord would have paid without such exception or abatement. Further, if such Taxes are so grossed up on the Base Year, the Taxes shall be deemed to be grossed upon in any Comparison Year to which the same exception or abatement is applicable. Any exemption or abatement in any Comparison Year, but not in the Base Year, shall be taken into account in calculating the Taxes in such Comparison Year”.
u.Sublet. Section 10.1 of the Lease is hereby amended and restated as follows:
10.1 Transfers Restricted. Except as provided in Section 10.4, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, (a) assign or otherwise transfer this Lease or any interest hereunder or (b) sublet all or substantially all the Premises (each a “Transfer”). Any transaction or series of transactions which results in the transfer of securities of Tenant or its direct or indirect parent entity and/or merger of Tenant will not be a Transfer. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be null and of no effect and shall constitute an Event of Default. Except for Transfers, Tenant may sublease a portion of the Premises, without the consent of the Landlord (it being understood that Tenant will remain liable under the Lease), but only to the extent the subtenant is an office tenant utilizing its portion of the Premises for the same or substantially similar use as the Tenant.
4.Right of First Refusal. Any and all Right of First Refusal in the Lease as modified and/or amended by the Tenant Addendum, First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment is expressly relinquished and waived by the Tenant. Tenant has no further Right of First Refusal and any such right existing in the Lease or any modification or amendment is deemed deleted.
5.Amendment to Tenant Addendum. For purposes of clarify and avoidance of doubt, the Tenant Addendum attached at Exhibit B to the Lease, as amended and restated by the Fourth Amendment, is hereby amended as follows:
a.     Right of First Refusal. Landlord and Tenant agree that Section 7 of the Tenant Addendum (as modified and/or amended by the First Amendment, Second Amendment, Third Amendment, and/or Fourth Amendment) is hereby deleted in its entirety and Tenant no longer has any Right of First Refusal in any manner as to the Building or Property (as defined in Section 1.1 of the Lease) and any and all references to a Right of First Refusal or similar rights held by the Tenant are hereby waived and relinquished.
6.Tenant’s Insurance Obligation. Within fifteen (15) days of the date of execution and delivery of this Fifth Amendment, Tenant shall deliver to Landlord updated policies or certificates of Tenant’s property and general liability insurance expressly insuring Landlord and/or the Building, as applicable, against any and all liability, loss or damage resulting from any use by Tenant of any portion of the Building. Such policies and/or certificates shall comply in all other respects with the provisions of Article VI of the Lease.
7.Entire Agreement. The Lease (together with the Tenant Addendum), First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and this Fifth Amendment contain all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth in the Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and this Fifth Amendment.
8.Mortgagee. Within fifteen (15) days from the execution of this Fifth Amendment, the Landlord shall deliver to Tenant a consent, subordination, non-disturbance and attornment to this Fifth Amendment by the Mortgagee, if any, in form and substance reasonably satisfactory to Tenant, and Tenant agrees to execute any such SNDA to the extent required by the Mortgagee.
9.Governing Law. This Fifth Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.
10.Counterparts. This Fifth Amendment may be executed in any number of counterparts and it shall not be necessary that the signatures of all Parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Facsimile copies or electronic image printouts of signatures may be assembled and appended to one counterpart of this Fifth Amendment, which shall be deemed effective as an original instrument.
11.Ratification. Except as expressly modified and amended by the provisions of this Fifth Amendment, all other terms, covenants and conditions of the Lease (as previously amended pursuant to the First Amendment, Second Amendment and Third Amendment) are hereby ratified and affirmed and will remain in full force and effect as between Landlord and Tenant. If there is any conflict between this Fifth Amendment and the Lease (as previously amended), this Fifth Amendment shall control unless the context clearly indicates otherwise. As of the Effective Date as set forth herein, the term “Lease” shall refer to the Lease as modified by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and this Fifth Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed and delivered this Fifth Amendment to Office Lease as of the day and year first above written.

LANDLORD:

ALPHA 4, L.P., a Pennsylvania limited partnership

By:	Alpha 4 GP, LLC, a Pennsylvania limited
liability company, its sole general partner

By:	/s/ Anthony J. Dolan
Anthony J. Dolan, President

TENANT:

DUOLINGO, INC., a Delaware corporation

By:	/s/ Luis von Ahn
Name:	Luis von Ahn
Title:	CEO

ACKNOWLEDGMENT OF TENANT
Tenant hereby acknowledges again its consent to the provisions of Section 14.6 of the Lease as follows:
14.6 Judgment in Ejectment. FOR VALUE RECEIVED AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, OR UPON TERMINATION OF THE TERM OF THIS LEASE AND THE FAILURE OF TENANT TO DELIVER POSSESSION TO LANDLORD, TENANT FURTHER, AT THE OPTION OF LANDLORD, AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT AND ANY OTHER PERSON CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES FILED IN THE COMMONWEALTH OF PENNSYLVANIA, WITH RELEASE OF ALL ERRORS. LANDLORD MAY FORTHWITH ISSUE A WRIT OR WRITS OF EXECUTION FOR POSSESSION OF THE PREMISES AND, AT LANDLORD’S OPTION, FOR THE AMOUNT OF ANY JUDGMENT, AND ALL COSTS, INCLUDING THE FEES OF ATTORNEYS AND OTHER PROFESSIONALS AND EXPERTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, WITHOUT NOTICE REENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSONS HOLDING UNDER TENANT.
BY SIGNING THIS DOCUMENT, TENANT AGREES THAT A JUDGMENT MAY BE ENTERED AGAINST IT WITHOUT A TRIAL. TENANT ALSO ACKNOWLEDGES THAT, BY SIGNING THIS JUDGMENT, IT IS WAIVING CERTAIN RIGHTS TO NOTICE AND A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT ENTERED PURSUANT TO THIS DOCUMENT, AND THAT IT KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVES THOSE RIGHTS AFTER CONSULTATION WITH LEGAL COUNSEL.

WITNESS:	DUOLINGO, INC., a Delaware
corporation

/s/ D. Meinert	By:	/s/ Luis von Ahn
D. Meinert	Name:	Luis von Ahn
	Title:	CEO

EXHIBIT A-3
PREMISES FLOOR PLAN
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT H
LANDLORD WORK
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT I
ELEVATION DIAGRAM
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT J
Terms for Duolingo Café Space
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)

EXHIBIT K
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)